EX-FILING FEES
EX 107

Calculation of Filing Fee Tables

SC TO-I
(Form Type)

3M Company
(Name of Issuer)

3M Company
(Name of Person(s) Filing Statement)

Table 1:  Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$ 2,414,419,795.80(1)	0.0000927%	$ 223,816.72(2)
Fees Previously Paid
Total Transaction Valuation	$ 2,414,419,795.80
Total Fees Due for Filing			$ 223,816.72
Total Fees Previously Paid
Total Fee Offsets			$ 349,879.08
Net Fee Due			$ —

(1)
Estimated solely for calculating the filing fee, based upon the average of the high and low prices of the shares of Neogen common stock, par value $0.16 per share (“Neogen common stock”), as reported on Nasdaq on August 2, 2022 into which shares of common stock, par value $0.01 per share of Garden SpinCo Corporation (“Garden SpinCo common stock”) being offered in exchange for shares of common stock of 3M Company, par value $0.01 per share, will be converted, and paid in connection with Neogen’s Registration Statement on Form S-4, which was initially filed on March 17, 2022 (Registration No. 333-263667), calculated as set forth therein, relating to the transactions described on the Schedule TO with which this exhibit is filed.

(2)
Calculated at $92.70 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2022.

Table 2:  Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		SC TO-I	005-	August 4, 2022		$ 223,816.72
Fee Offset Sources	Neogen Corporation	S-4	333-263667		March 17, 2022		$ 349,879.08